                                                               EXHIBIT 99.1b


                     RAYTHEON SAVINGS AND INVESTMENT PLAN

                  Provisions in Effect as of January 1, 1995


COMPANIES PARTICIPATING IN THE RAYTHEON SAVINGS AND INVESTMENT PLAN


Raytheon Company
Raytheon Air Control Company
Raytheon Engineering and Maintenance Company
Raytheon Europe International Company
Raytheon European Management Company
Raytheon European Management and Systems Company
Raytheon Foreign Trade Company
Raytheon Gulf Systems Company
Raytheon International Support Company, Inc.
      (formerly Raytheon Subsidiary Support Company, Inc.)
Raytheon Korean Support Company
Raytheon Logistics Support and Training Company
Raytheon Mediterranean Systems Company
Raytheon Middle East Systems Company
Raytheon Overseas Limited
Raytheon Peninsula Systems Company
Raytheon Service Company
Raytheon Southeast Asia Systems Company
Raytheon Systems Company
Raytheon Technical and Administration Services, Ltd.
Raytheon Technical Assistance Company
Raytheon World Services Company
Tube Holding Company, Inc. (formerly The Machlett Laboratories, Incorporated) TAG Semiconductors Limited - Burlington, Mass., Office Only
Amana Refrigeration, Inc.                             effective 1/1/85
Beech Acceptance Corporation, Inc.                    effective 1/1/86
Beech Aerospace Services, Inc.                        effective 1/1/88
Beech Aircraft Corporation                            effective 1/1/86
Beech Holdings, Inc.                                  effective 1/1/86
Cedarapids, Inc.                                      effective 1/1/87
Data Logic, Inc.                                      effective 1/1/89
Patriot Overseas Support Company                      effective 10/3/88
Seiscor Inc.                                          effective 1/1/88
Seismograph Service Corporation                       effective 1/1/88
Seismograph Service Corporation (Overseas)            effective 1/1/88
Speed Queen Company                                   effective 2/1/85
Raytheon Services Nevada Company                      effective 11/5/90
United Engineers & Constructors International, Inc.   effective 3/23/93
UE&C-Catalytic, Inc.                                  effective 3/23/93
Stearns Catalytic Corporation                         effective 3/23/93
United Architects, Ltd.                               effective 3/23/93

UCI, Ltd.                                             effective 3/23/93
Stearns-Roger Export Ltd.                             effective 3/23/93
Catalytic Industrial Maintenance Co., Inc.            effective 3/23/93
United Engineers Far East, Ltd.                       effective 3/23/93
Jackson & Moreland International, Inc.                effective 3/23/93
U.E.&C. (Canada) Ltd.                                 effective 3/23/93
United Engineers International, Inc.                  effective 3/23/93
United Mid-East, Inc.                                 effective 3/23/93
United Engineers & Constructors of Ireland, Ltd.      effective 3/23/93
UE, Inc.                                              effective 3/23/93
Energy Overseas International, Inc.                   effective 3/23/93
UE&C Nuclear Inc.                                     effective 3/23/93
United Engineers & Constructors Midwest, Inc.         effective 3/23/93
United Module Fabricators, Inc.                       effective 3/23/93
Specialty Technical Services, Inc.                    effective 3/23/93
UE&C Urban Services Corporation                       effective 3/23/93
Stearns Catalytic Michigan, Inc.                      effective 3/23/93
Badger Catalytic Ltd.                                 effective 3/23/93
Asia Badger (Malaysia) Sdn Bhd                        effective 5/12/93
Asia Badger, Inc. (Delaware)                          effective 5/12/93
Badger B.V. (Netherlands)                             effective 5/12/93
Badger Energy, Inc.                                   effective 5/12/93
Badger Engineering and Construction (Pty) Ltd.        effective 5/12/93
Badger Africa (Pty) Ltd.                              effective 5/12/93
Badger Engineers & Constructors, Inc.                 effective 5/12/93
Badger Engineers, Inc.                                effective 5/12/93
Badger G.m.b.H.                                       effective 5/12/93
Badger Italiana S.r.l.                                effective 5/12/93
Badger Middle East, Inc.                              effective 5/12/93
Badger Trading Company                                effective 5/12/93
Canadian Badger Company Limited                       effective 5/12/93
Chemical Process Corporation                          effective 5/12/93
Gulf Design Corporation, Inc.                         effective 5/12/93
McBride-Ratcliff and Associates, Inc.                 effective 5/12/93
Societe Francaise Badger S.a.r.l.                     effective 5/12/93
Raytheon-Ebasco Indonesia Ltd.
      (formerly Badger Plants, Inc.)                  effective 5/12/93
Raytheon-Ebasco Overseas Ltd. (formerly
Badger Overseas Limited)                              effective 5/12/93
Raytheon Corporate Jets, Inc.                         effective 8/6/93
Range Systems Engineering Co.                         effective 10/1/93
Raytheon Constructors, Inc.                           effective 1/1/94
Arkansas Aerospace, Inc.                              effective 7/1/94

                             ARTICLE I - PREAMBLE

      The Raytheon Savings and Investment Plan, which became effective January 1, 1984, provides employees with a tax-effective means of allocating a portion of their salary to be invested in one or more investment opportunities specified in the Plan as determined by the employee and set aside for short-term and long-term needs of the employee. The Plan is applicable only to eligible employees who meet the requirements for membership on or after January 1, 1984. It is intended that the Plan will comply with all of the requirements for a qualified profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code and will be amended from time to time to maintain compliance with these requirements. The terms used in the Plan have the meanings specified in Article XIV unless the context indicates otherwise. The Plan is intended to constitute a plan described in Section 404(c) of the Employee Retirement Income Security Act and Title 29 of the Code of Federal Regulations, 2250.44(c)-1. Participants in the Plan are responsible for selecting their own investment opportunities from the options available under the Plan and the Plan fiduciaries are relieved of any liability for any losses which are a direct and necessary result of investment instructions given by a participant or beneficiary.

                           ARTICLE II - ELIGIBILITY

      2.1. Eligibility Requirements - Present Employees -- Each Eligible Employee who was in a Period of Service from November 1, 1983, through December 31, 1983, may join the Plan as of the Pay Period in January 1984, or any subsequent Pay Period selected by the Eligible Employee provided he or she continues in the same Period of Service or meets the requirements under
Section 2.2.

      2.2. Eligibility Requirements - Other Employees -- Each other Eligible Employee whose Employment Commencement Date is on or after November 1, 1983, may join the Plan as of the first Pay Period coincident with or next following completion of a Period of Service of three (3) consecutive months commencing on said Employment Commencement Date. Each Eligible Employee whose Reemployment Commencement Date is on or after November 1, 1984, may join the Plan as of the first Pay Period next following said Reemployment Commencement Date.

      2.3. Procedure for Joining the Plan -- Each Eligible Employee who meets the requirements of Section 2.1 or Section 2.2 may join the Plan by communicating with Fidelity in accordance with instructions in an enrollment kit which will be made available to each Eligible Employee. An enrollment in the Plan shall not be deemed to have been completed until the Employee has designated: a percentage by which Participants' Eligible Compensation shall be reduced as an Elective Deferral in accordance with the requirements of
Section 3.2, subject to the nondiscrimination test described in Section 3.3; election of investment funds as described in Article IV; one or more Beneficiaries; and such other information as specified by Fidelity.
Enrollment will be effective as of the first administratively feasible Pay Period following completion of enrollment. The Administrator in its discretion may from time to time make exceptions and adjustments in the foregoing procedure on a uniform and nondiscriminatory basis.

      2.4. Transfer Between Companies to Position Covered by Plan -- A Participant who is transferred from employment with one of the Companies to employment as an Eligible Employee with another one of the Companies may remain a Participant of the Plan with his or her new Company.

      2.5. Transfer to Position Not Covered by Plan -- If a Participant is transferred to another position with the Employer in which the Participant is no longer an Eligible Employee, the Participant will remain a Participant of the Plan with respect to Elective Deferrals previously made but will no longer be eligible to have Elective Deferrals made to the Plan on his or her behalf until he or she again becomes an Eligible Employee. In the event the Participant is subsequently transferred to a position in which he or she again becomes an Eligible Employee, the Participant may renew Elective Deferrals by communicating with Fidelity and providing all of the information requested by Fidelity. The renewal of Elective Deferrals will be effective as of the first administrtively feasible Pay Period following receipt by Fidelity of the requested information.

                         ARTICLE III - CONTRIBUTIONS

      3.1. Employer Contributions -- The Companies shall contribute to the Trust established under this Plan from Net Annual Profits or Net Profits an amount equal to the total amount of Elective Deferrals agreed to be made by the Companies pursuant to designation by Participants.

      3.2. Elective Deferrals -- Elective Deferrals must be made in one percent (1%) increments with a minimum Elective Deferral of one percent (1%) of Eligible Compensation and a maximum Elective Deferral of seventeen percent (17%) provided, however, that, effective for any Plan Year beginning on or after January 1, 1987, in no event may the amount of Elective Deferrals to the Plan, when taken into account with all other elective deferrals (as defined in Code Section 401(g)) made by a Participant under any other plan maintained by the Employer, exceed $7,000 adjusted for increases in the cost of living under Code Section 402(g) in any calendar year. If a Participant participates in another plan or arrangement which is not maintained by the Employer and which permits elective deferrals in any calendar year and his total Elective Deferrals under the Plan and other plan(s) exceed $7,000 (as adjusted) in a calendar year, he may request to receive a distribution of the amount of the excess deferral (a deferral in excess of $7,000 (as adjusted) that is attributable to Elective Deferrals to this plan) notwithstanding any limitations on distributions contained in the Plan. Such distribution shall be made by the April 15 following the Plan Year in which the Elective Deferrals were made, provided that the Participant notifies the Administrator of the amount of the excess deferral that is attributable to Elective Deferrals to the Plan and requests such a distribution. The Participant's notice must be received by the Administrator no later than the March 1 following the Plan Year of the excess deferral. In the absence of such notice, the amount of such excess deferral attributable to Elective Deferrals to this Plan shall be subject to all limitations on withdrawals and distributions in the Plan. In addition to distributing excess deferrals at the request of the Participant, the Administrator may distribute any deferrals made under this Plan or any other plan of the Employer in excess of the statutory maximum deferral of $7,000 (as adjusted). For this purpose as provided in 26 CFR 1.402-1(e)(2), a Participant is deemed to notify the Administrator of any excess deferrals that arise by taking into account only those Elective Deferrals made to this Plan and any other plans of this Employer and to request that such excess deferrals be distributed by the Plan Administrator. The distribution of excess deferrals will include any earnings or be reduced by any loss allocable to the excess deferrals pursuant to the Plan method of allocating earnings or losses and calculated to the last day of the Plan Year.

      The Administrator may establish prospectively lower limits for Higher Paid Participants for the purpose of complying with Internal Revenue Code requirements in an orderly manner.

      3.3.  Limitations on Elective Deferrals --

            (a) In no event may Elective Deferrals made on behalf of all Higher Paid Eligible Employees with respect to any Plan Year result in an Actual Deferral Percentage for such group of Higher Paid Eligible Employees which exceeds the greater of (i) or (ii) where:

                  (i) is an amount equal to 125 percent of the Actual Deferral Percentage for all Non-Higher Paid Eligible Employees who have satisfied the eligibility requirements of Article II with respect to such Plan Year; and

                  (ii) is an amount equal to the Actual Deferral Percentage for all Non-Higher Paid Eligible Employees who have satisfied the eligibility requirements of Article II with respect to such Plan Year and two percent (2%), provided that such amount does not exceed 200 percent of such Actual Deferral Percentage.

            (b) The Administrator shall be authorized to implement rules authorizing or requiring reductions in Elective Deferrals that may be made by Higher Paid Eligible Employees during the Plan Year (prior to any contributions to the Trust) so that the limitation of Section 3.3(a) is satisfied.

            (c) The Company may in its discretion make Qualified Nonelective Contributions to the Accounts of certain Non-Higher Paid Eligible Employees to the extent required to satisfy the limitations of Section 3.3(a).

            (d) If the limitation under Section 3.3(a) is exceeded in any Plan Year, the Excess amounts made on behalf of Higher Paid Eligible Employees with respect to a Plan Year (and earnings allocable thereto) shall then be distributed to such Employees as soon as practicable after the end of such Plan Year, but no later than the last day of the immediately following Plan
Year. The Excess Amounts distributed shall include Elective Deferrals and the income allocable thereto. The amount of income allocable to Excess Amounts shall be determined in accordance with the regulations issued under 401(k) of the Code and shall include income for the Plan Year for which the Excess
Amounts were made. Any such distributions shall be reduced by the amount of any distributions made pursuant to Section 3.2 above.

            (e) The Administrator may utilize any combination of the methods described in Sections 3.3(b), (c) and (d) to assure that the limitations of
Section 3.3(a) are satisfied.

            (f) For purposes of this Section 3.3, the following definitions and special rules shall apply:

                  (i) the term "Annual Earnings" means the base pay; bonuses; overtime; incentive pay (excluding any income received in the exercise of any qualified or nonqualified stock option); commissions, foreign service allowance; completion allowance; awards; instructor pay; amounts reflected on an Employee's W-2 form for the cost of group term life insurance, personal use of Company cars and tax assistance; supervisory differentials and shift premiums actually paid to an Employee in each Plan Year.

                  (ii) The term "Actual Deferral Percentage" shall mean, with respect to any group of actively employed Eligible Employees who have satisfied the eligibility requirements of Article II for a Plan Year, the average of the ratios, calculated separately for each such Eligible Employee in the group of:

      (A) The amount of Elective Deferrals paid to the Trust Fund for such Plan Year, divided by

      (B) The Eligible Employee's Annual Earnings, including any Elective Deferrals made by Companies to the Plan on behalf of the Eligible Employee and any pre-tax elective contributions under a "cafeteria plan" (as defined in Section 125 of the Code and applicable regulations) maintained by the Companies for such Plan Year.

Elective Deferrals shall be taken into account for a Plan Year only if such amounts are allocated to the Eligible Employee's Account as of a date within that Plan Year. For this purpose, an Elective Deferral is considered allocated as of a date within a Plan Year if the allocation is not contingent on participation or performance of services after such date and the Elective Deferral is actually paid to the Trust Fund no later than 12 months after the Plan Year to which the contribution relates.

                  (iii) The term "Excess Amounts" shall mean with respect to each Higher Paid Eligible Employee who has satisfied the eligibility requirements of Article II for a Plan Year, the amount equal to total Elective Deferrals made on behalf of such Employee (determined prior to the application of the leveling procedure described below) minus the product of the Employee's Actual Deferral Percentage (determined after the leveling procedure described below) multiplied by the amount specified in Section 3.3(f)(ii)(B) above. In accordance with the regulations issued under Section 401(k) of the Code, Excess Amounts shall be determined by a leveling procedure under which the Actual Deferral Percentage of the Higher Paid Eligible Employee with the highest such percentage shall be reduced to the extent required to enable the limitation of Section 3.3(a) to be satisfied or, if it results in a lower reduction, to the extent required to cause such Higher Paid Eligible

Employee's Actual Deferral Percentage to equal the Actual Deferral Percentage of the Higher Paid Eligible Employee with the next highest Actual Deferral Percentage. This leveling procedure shall be repeated until the limitation of
Section 3.3(a) is satisfied.

                  (iv) The term "Qualified Nonelective Contributions" means contributions that are made pursuant to Sections 3.3(c) or 3.8(c), meet the requirements of Section 401(m)(4)(C) of the Code and the regulations issued thereunder, and which are designated as a Qualified Nonelective Contribution for purposes of satisfying the limitations of Sections 3.3(c) or 3.8(c). Qualified Nonelective Contributions shall be nonforfeitable when made and are distributable only in accordance with the distribution and withdrawal provisions that are applicable to Elective Deferrals under the Plan; provided, however, that Qualified Nonelective Contributions may not be withdrawn on account of financial hardship. If any Qualified Nonelective Contributions are made, the Company shall keep such records as necessary to reflect the amount of such contributions made for purposes of satisfying the limitations of Sections 3.3(c) or 3.8(c).

                  (v) In the event the Companies maintain two or more plans that are treated as a single plan for purposes of Sections 401(a)(4) and 410(b) of the Code (other than Section 410(b)(2)(A)(ii) of the Code), all elective deferrals made under the two plans shall be treated as made under a single plan, and if two or more of such plans are permissively aggregated for purposes of Section 401(k) of the Code, such plans shall be treated as a single plan for purposes of satisfying Sections 401(a)(4) and 410(b) of the Code.

                  (vi) In determining the Actual Deferral Percentage of a Higher Paid Eligible Employee, all cash or deferred arrangements in which such Higher Paid Eligible Employee is eligible to participate shall be treated as a single arrangement.

                  (vii) The family aggregation rules of Section 414(q)(6) of the Code shall apply to any Higher Paid Eligible Employee who is a five percent owner or one of the ten most highly compensated Higher Paid Eligible Employees. The Actual Deferral Percentage for the family group, which is treated as one Higher Paid Eligible Employee, is the Actual Deferral percentage determined by combining the contributions and compensation of all eligible Family Members. Except to the extent taken into account in this paragraph (vii), the contributions and compensation of all Family Members are disregarded in determining the Actual Deferral Percentages for all Employees.

            (g) The limitations of this Section 3.3 shall apply to Plan Years beginning on or after January 1, 1987.

      3.4. Internal Revenue Code Requirements -- All Elective Deferrals and Matching Contributions are subject to the nondiscrimination tests established in Section 401(k) and (m) of the Code. In addition, Eligible Compensation taken into account under this Plan shall not exceed $150,000 adjusted to changes in the cost of living as provided in Section 415(d) of the Code.

      3.5. Reinstatement of Reduced Amounts -- Any reduction effected pursuant to Section 3.3 will remain in effect for the remainder of the Plan Year in which the reduction occurs and will not be automatically reinstated.
A Participant whose Elective Deferral has been reduced may elect to increase his or her Elective Deferral effective as of any Pay Period subsequent to notice from the Administrator that Elective Deferrals may be increased as of a specified Pay Period. This election must be made in accordance with the procedure described in Section 3.5.

      3.6. Change in Elective Deferrals -- Except as provided in Sections 3.3 and 3.4, any Participant may change his or her Elective Deferral percentage to increase or decrease said percentage by notifying Fidelity, such change to take effect as of the next administratively feasible Pay Period.

      3.7. Voluntary Reduction of Elective Deferral to Zero --Notwithstanding the notice requirements specified in Section 3.5, any Participant may elect to reduce the level of the Participant's Elective Deferral to zero as of the beginning of any pay period. The reduction will take effect as soon as practicable following telephone notification by the Participant to Fidelity.
A Participant who has reduced his or her Elective Deferral to zero may again make Elective Deferrals as of the next administratively feasible Pay Period subsequent to telephone notification to Fidelity.

      3.8. Matching Contributions -- For each Plan Year, commencing on or after January 1, 1994, subject to limitations imposed by the Internal Revenue Code, the Companies will match from Net Annual Profits or Net Profits the Elective Deferral of each Participant at the rate of one-half (1/2) of the Participant's Elective Deferral on an annual basis provided that: (i) for any pay period the matching amount shall not exceed three percent (3%) of the Participant's Eligible Compensation for that pay period; and (ii) as soon as administratively feasible subsequent to the end of the Plan Year, any differential, if any, by which an amount equal to one-half (1/2) of the Participant's Elective Deferral for the Plan Year exceeds the amount of Matching Contributions actually made to Participant for that year will be paid into the Participant's Account.

      3.9. Forfeitures -- In the event that a Participant incurs a Severance of Service prior to attaining a Nonforfeitable right to the Participant's Matching Contribution, the Matching Contribution will be forfeited as of the Severance from Service Date. Forfeitures of Matching Contributions will be used to reduce future contributions of the Companies to the Plan. A forfeiture will be effective as of the first day of the month immediately following a month in which a Severance from Service occurs. In the event that a Period of Severance is credited to a Participant's Period of Service pursuant to Section 5.3(b), any forfeiture of a Matching Contribution resulting from said Period of Severance will be restored to the Participant's Matching Contribution Account. When a prior Period of Service is reinstated, forfeitures related to said prior Period of Service will be restored to the extent required by law.

      3.10. Rollover Contributions --

            (a)   An Employee of Seismograph Service Corporation who is a

Participant in this Plan may transfer into this Plan the amount of a qualifying rollover distribution as defined in Section 402 of the Code received from the Seismograph Service Corporation Thrift Plan. Such transfer must be made within sixty (60) days of receipt by the Employee of the distribution from the Seismograph Service Corporation Thrift Plan. The amounts transferred under this Section shall be credited to the Participant's Employee Account. Said amounts shall be invested initially in the Fixed Income Fund, but will be eligible for transfer to another Fund in accordance with the provisions of the Plan. Such amounts shall not be eligible for a Matching Contribution pursuant to Section 3.7.

            (b) Effective April 1, 1991, Participants may transfer into the Plan qualifying rollover amounts (as defined in Section 402 of the Code) received from other qualified plans subject to Section 401(k) or Section 401(m) of the Code; annuity accounts under Section 403(b) of the Code; qualified defined contribution pension or profit sharing plans, provided that no federal income tax has been required to have been paid previously on such amounts; or rollover contributions from an individual retirement account described in Section 408(d)(3)(A)(ii) of the Code (referred to herein as a "conduit IRA"). Such transfers will be referred to as "rollover contributions" and will be subject to the following conditions:

                  (i) the transferred funds are received by the Trustee no later than sixty (60) days from receipt by the Employee of a distribution from another qualified Section 401(k) or Section 401(m) plan or, in the event that the funds are transferred from a conduit IRA, no later than sixty (60) days from the date that the Participant receives such funds from the individual retirement account, subject, however, to (v) below where applicable;

                  (ii) the amount of such rollover contributions shall not exceed the limitations set forth in Section 402 of the Code;

                  (iii) rollover contributions shall be taken into account by the Administrator in determining the Participant's eligibility for a loan pursuant to Article VII;

                  (iv) rollover contributions may be distributed at the request of the Participant, subject to the same administrative procedures as apply to other distributions;

                  (v) rollover contributions may not be received by the Trustee earlier than the Pay Period upon which the Participant elects to join the Plan;

                  (vi) rollover contributions transferred pursuant to this paragraph (b) of Section 3.9 shall be credited to the Participant's Rollover Contribution Account. Rollover contributions will be invested upon receipt by the Trustee;

                  (vii) no rollover contribution will be accepted unless (A) the Employee on whose behalf the rollover contribution will be made is either a Participant or has notified the Administrator that he intends to become a

Participant on the first date on which he is eligible therefor; and (B) all required information, including selection of specific investment accounts, is provided to Fidelity. When the rollover contribution has been deposited, any further change in investment allocation of future deferrals or transfer of account balances between investment funds will be effected through the procedures set forth in Sections 4.2 and 4.3.

                  (viii) Under no circumstances shall the Administrator accept as a rollover contribution amounts which have previously been subject to federal income tax.

      3.11. Refund of Matching Contributions to the Companies -Notwithstanding the provisions of Article XII, the Trustee shall refund to the Companies, upon written request, Matching Contributions made by the Companies:

            (a) by a mistake of fact, provided that such refund is made within one (1) year after the making of the Matching Contribution; or

            (b) which would otherwise be an excess contribution as defined in Section 4979(c) of the Internal Revenue Code, to the extent permitted in such Section to avoid payment of an excise tax on excess contributions.

                     ARTICLE IV - INVESTMENT OF ACCOUNTS

      4.1. Election of Investment Funds -- Upon enrollment in the Plan, each Participant shall direct that the funds in the Participant's Employee Account and Matching Contribution Account be invested in increments of one percent (1%) in one or more of the following investment funds:

      Fund A - an equity fund designated by the Administrator;
      Fund B - a fixed income fund designated by the Administrator; Fund C - Raytheon Company common stock fund;
      Fund D - a stock index fund designated by the Administrator; Fund E - a balanced fund designated by the Administrator.

In its discretion, the Administrator may from time to time designate new funds and, where appropriate, preclude investment in existing funds and provide for the transfer of Accounts invested in those funds to other funds selected b the Participant or, if no such election is made, to Fund B or similar low risk fixed income fund as determined by the Administrator in its discretion.

      Each election will apply to both accounts so that the Employee Account and Matching Contribution Account of the Participant will be invested in the same percentages in the one or more investment funds selected by the Participant. Officers covered by Securities and Exchange Commission
Regulation l6b will not be eligible to elect Fund C, the Raytheon common stock fund, until such election is approved by the shareholders of Raytheon Company.
Any request to invest in or transfer out of the Raytheon Common Stock Fund by an "executive officer," as that term is defined in the regulations of the Securities Exchange Commission (SEC), shall not become effective until six (6) months subsequent to the date the Administrator is notified of the request.

      4.2. Change in Investment Allocation of Future Deferrals -Each Participant may elect to change the investment allocation of future Elective Deferrals, Matching Contributions and rollover contributions effective as of the first administratively feasible Business Day subsequent to telephone notice to Fidelity. Any changes must be made either in increments of one percent (1%) of the Participant's Account or in a specified whole dollar amount and must result in a total investment of one hundred percent (100%) of the Participant's Account.

      4.3. Transfer of Account Balances Between Investment Funds -- Each Participant may elect to transfer all or a portion of the amount in the Participant's Employee Account, Matching Contribution Account and Rollover Contribution Account between investment funds effective as of the first administratively feasible Business Day following telephone notice to Fidelity. Such transfers must be made in either one percent (1%) increments of the entire Account or in a specified amount in whole dollars and, as of the completion of the transfer, must result in investment of one hundred percent (100%) of the Account. Transfers shall be effected by telephone notice to Fidelity.

      4.4. Ownership Status of Funds -- The Trustee shall be the owner of record of the assets in the funds specified as Funds A, B, C, D and E and such other funds as may be established by the Administrator. The Administrator shall have records maintained as of the Valuation Date for each fund allocating a portion of the fund to each Participant who has elected that his or her Account be invested in such fund. The records shall reflect each Participant's portion of Funds A, B, D and E, and such other funds as may be established by the Administrator, in a cash amount and shall reflect each Participant's portion of Fund C in cash and unitized shares of stock.

      4.5. Voting Rights -- Participants whose Account has shares of participation in the Raytheon Company Common Stock Fund on the last business day of the second month preceding the record date (the "Voting Eligibility Date") for any meeting of stockholders have the right to instruct the Trustee as to voting at such meeting. The number of votes is determined by dividing the value of the shares in the Participant's Account in the Raytheon Common Stock Fund by the closing price of Raytheon Common Stock on the Voting Eligibility Date. If the Trustee has not received instructions from a Participant as to voting of shares within a specified time, then the Trustee shall not vote those shares. If a Participant furnishes the Trustee with a signed vote direction card without indicating a voting choice thereon, the Trustee shall vote Participant's shares as recommended by management. In addition, each Participant shall have the right to accept or reject any tender or exchange offer for shares of common stock. The Trustee shall vote (or tender or exchange) all combined fractional shares of Raytheon Common Stock to the extent possible in the same proportion as the shares which have been voted (or tendered or exchanged) by each Participant. Any instructions as to voting (or tender or exchange) received from an individual Participant shall be held in confidence by the Trustee and shall not be divulged to the Companies or to any officer or employee thereof or to any other person.

                             ARTICLE V - VESTING

      5.1. Employee and Rollover Contribution Accounts -- Each Participant shall have a Nonforfeitable right to any amounts in the Participant's Employee and Rollover Contribution Accounts.

      5.2. Matching Contribution Account -- Each Participant shall have a Nonforfeitable right to the Participant's Matching Contribution Account upon the earlier of:

            (a) Completion of a Period of Service of five (5) years commencing on or after January 1, 1984 (for purposes of determining the length of a Period of Service under this paragraph only), vesting service credited to an Employee under Section 6.2(b) of the Speed Queen Company Retirement Savings Plan will be credited to an Eligible Employee regardless of whether such vesting service was earned prior to January 1, 1984, and service with Unimac Company, Inc. by an Employee who became an Employee of Speed Queen Company by reason of the purchase by Speed Queen of the assets of Unimac Company, Inc. will be credited to an Eligible Employee as vesting service under this Plan); or

            (b) Completion of a Period of Service of three (3) years during which the Participant had an Account under the Plan subsequent to fulfillment of the eligibility requirements in Sections 2.1 or 2.2 (except that, in applying this paragraph to Employees on the payroll of Arkansas Aerospace Inc. as of June 30, 1994, who, as of July 1, 1994, become Participants in this Plan, the Employment Commencement Date (or, if a Period of Severance occurred since such date, the Reemployment Commencement Date) with Arkansas Aerospace Inc. shall be deemed to be the date of commencement of participation under this Plan and, in applying this paragraph to Employees on the payroll of Speed Queen Company as of December 31, 1994, who, as of January 1, 1995, become Participants in this Plan, the date the Employee commenced participation in the Unimac Company, Inc. Retirement Plan shall be deemed to be the date of commencement of participation under this Plan);

            (c) The Participant's Retirement, death, Disability or attainment of Normal Retirement Age; or

            (d) The date of layoff of Participants laid off as a result of the permanent closing of the Oxnard plant.

            (e) November 20, 1992, for those Participants who were employed by Seismograph Service Corporation or GeoQuest Systems, Inc. as of such date and became employees of Schlumberger, Inc. or a subsidiary thereof as a result of the sale of the Raytheon seismic business to Schlumberger.

      5.3.  Break in Service Rules

            (a) Periods of Service -- In determining the length of a Period of Service, the Administrator shall include all Periods of Service, except a Period of Service prior to a Period of Severance of twelve (12) months or more, unless subsequent to said Period of Severance the Participant completes a Period of Service of at least twelve (12) months and, if the Participant does not have a Nonforfeitable right to his or her Matching Contribution

Account, the Period of Severance was less than said prior Period of Service. Effective January 1, 1985, the Administrator shall also include Periods of Service prior to Periods of Severance of five (5) years or less.

            (b) Periods of Severance -- In determining the length of a Period of Service for purposes of Section 14.37, the Administrator shall exclude all Periods of Severance, except that in the event a Participant returns from a quit, discharge, or Retirement, within twelve (12) months from the earlier of

                  (i)  the date of the quit, discharge, or Retirement, or

                  (ii) if the Participant was absent from employment for reasons such as layoff or Authorized Leave of Absence on the day of the quit, discharge, or Retirement, the first day of such absence, the period of absence will be included as a Period of Service.

            (c) Other Periods -- In making the determinations described in subsections (a) and (b) of this Section 5.3, the second, third, and fourth consecutive years of a Layoff (from the first anniversary of the last day paid to the fourth anniversary of the last day paid) and any period in excess of one (1) year of an Authorized Leave of Absence shall be regarded as neither a Period of Service nor a Period of Severance.

                  ARTICLE VI - WITHDRAWALS AND DISTRIBUTIONS

      6.1. In-Service Withdrawals - Matching Contributions --Upon completion of a Period of Participation of five (5) years, a Participant may withdraw, subject to both a minimum withdrawal amount of $250 and the requirement that a Participant may withdraw no more than twice during a Plan Year, if no loans are outstanding, and only once during a Plan Year if loans are outstanding, all or part of the Participant's Matching Contribution Account. Withdrawals will be based upon the value of the Account as of a date established by the Administrator through the application of a uniform and equitable rule by telephone notice to Fidelity. Withdrawals from Funds A, B, D and E, and such other funds as may be established by the Administrator will be made in cash; withdrawals from Fund C will be made in cash or stock (with cash for fractional or uninvested shares) as directed by the Participant. Funds for the withdrawal will be taken on a pro rata basis against the Participant's investment fund balances in the Participant's Matching Contribution Account.

      6.2. In-Service Withdrawal - Employee Account -- While in a Period of Service, a Participant may withdraw assets from his or her Account as follows:


            (a) all or a portion of the Participant's Employee Account upon attainment of age 59 1/2 or

            (b) a distributable amount (as defined in Treas. Reg. 1.401(k)-1(c)(2) on account of a hardship as defined in the regulation. A distribution is made on account of a hardship only if the distribution both is made on account of an immediate and heavy financial need of the Participant and is necessary to satisfy the financial need. The distributable amount is equal to the Participant's total Elective Deferrals as of the date of distribution reduced by the amount of previous distributions on account of hardship and increased by that portion of income allocable to Elective
Deferrals which was credited to the Participant's Account as of December 31, 1988.

Withdrawals from the Employee Accounts of less than $250 will not be permitted. Withdrawals will be based upon the value of the Account as of a date established by the Administrator through the application of a uniform and equitable rule and will be effected by telephone notice to Fidelity. Payment of the amount withdrawn will be made as soon as reasonably practicable after the effective date of the withdrawal. Withdrawals from Funds A, B, D and E, and such other funds as may be established by the Administrator, will be made in cash; withdrawals from Fund C will be made in cash or stock (with cash for fractional or unissued shares) as elected by the Participant. Funds for the withdrawal will be taken on a pro rata basis against the Participant's investment fund balances in the Participant's Employee Account.

      6.3. In-Service Withdrawal - Rollover Contribution Account -- A Participant may withdraw all or a portion of the Participant's Rollover Contribution Account. Withdrawals will be based upon the value of the account as of the date established by the Administrator through the application of a uniform and equitable rule by telephone notice to Fidelity. Payment of the amount withdrawn will be made as soon as reasonably practicable after the effective date of the withdrawal. Withdrawals from Funds A, B and D will be made in cash. Withdrawals from Fund C will be made in cash or stock (with cash for fractional or unissued shares) as elected by the Participant.

      6.4.  Requirements For Financial Hardship Withdrawals --

            (a) A Participant requesting a withdrawal of the distributable amount of the Participant's Employee Account due to reasons of immediate and heavy financial need must submit such documentation or information in other form as required by the Administrator and shall advise Fidelity by telephone notice or such other means as established by the Administrator's rules then in effect of the existence of an immediate and heavy financial need and the fact that the need will be satisfied by the requested distribution.

            (b) The Participant shall represent that this financial need cannot be satisfied by any of the following sources: through reimbursement or compensation by insurance or otherwise; by liquidation of the Participant's assets; by cessation of Elective Deferrals under the Plan; or by other distributions or non-taxable (at the time of the loan) loans currently available from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms.

            (c)   For purposes of Section 6.2, "immediate and heavy financial need" is limited to financial need arising from the following specific causes:
expenses for medical care (as described in 213(d) of the Code) incurred by the
Participant, the Participant's spouse or any dependents (as defined in 152 of the Code) of the Participant, or necessary for these persons to obtain medical
care described in 213(d); costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments); payment of tuition and related educational expenses for the next twelve months of post-secondary education for the Participant, or the Participant's spouse, children or dependents (as defined in 152 of the Code); to prevent the eviction from or foreclosure on Participant's principal residence; or any other circumstance, as determined by the Administrator based upon all the relevant facts, establishing substantial justification for the withdrawal.

            (d) If a Participant receives a withdrawal for reasons of financial hardship, his or her Elective Deferrals shall be reduced to six percent (6%), if in excess thereof as of the date of distribution, and shall not be increased during the twelve months immediately subsequent to the date of distribution.

      6.5. Redeposits Prohibited -- No amount withdrawn pursuant to Section 6.l, Section 6.2 or Section 6.3 may be redeposited in the Plan.

      6.6. Distribution -- Distribution of the Participant's Employee Account and Rollover Contribution Account and, if the Participant has a Nonforfeitable right to his or her Matching Contribution Account pursuant to Section 5.2, the Matching Contribution Account, will be made upon the Retirement, Disability (as defined in Section 14.12), death, Severance from Service (as defined in Section 14.46) or Layoff (as defined in Section 14.26) of the Participant. In the event of the death of a Participant, the distribution shall be made to the Participant's Beneficiary. The standard form of distribution will be a lump sum distribution of the entire amount in the Participant's Account (to which the Participant has a Nonforfeitable right) which will be paid as soon as practicable following notification to the Benefits and Services Department, Raytheon Company, Lexington, Massachusetts, of the Retirement, death, Disability or Severance from Service and a telephone request by the Participant to Fidelity for the distribution. Distribution of the amounts in said accounts in the funds designated in Funds A, B, D and E, and such other funds as may be established by the Administrator, will be made in cash. Distribution of any amount in said accounts in Fund C (Raytheon Company stock) will be made in either cash or, if elected by the Participant or, in the case of death, the Participant's Beneficiary, stock. Partial deferrals will not be permitted. If there is no Beneficiary surviving a deceased Participant at the time payment of a Participant's Account is to be made, such payment shall be made in a lump sum to the person or persons in the first following class of successive Beneficiaries surviving, any testamentary devise or bequest to the contrary notwithstanding: the Participant's (a) spouse, (b) children and issue of deceased children by right of representation, (c) parents, (d) brothers and sisters and issue of deceased brothers and sisters by right of representation, or (e) executors or administrators. If no Beneficiary can be located during a period of seven (7) years from the date of death, the amount of the distribution shall revert to the Trust and be treated in the same manner as a forfeiture under Section 3.8.

      In the event that upon a Participant's Severance From Service Date the Participant has a Nonforfeitable right to an Account in the Plan which exceeds Thirty-Five Hundred Dollars ($3,500), the Participant shall have the option of not receiving an immediate distribution of the amount in his or her Account.


      Except as provided by Section 401(a)(9) of the Code as set forth in this Section, benefits in the Plan will be distributed to each Participant not later than the sixtieth (60th) day after the close of the Plan Year in which the latest of the following events occurs:

      (1)   attainment by the Participant of Normal Retirement Age;

      (2) the tenth (10th) anniversary of the date on which Participant commenced participation in the Plan; or

      (3)   Participant's Severance from Service.

If the amount of the benefit payable to a Participant has not been ascertained by the sixtieth (60th) day after the close of the Plan Year in which the latest of the three events described in clauses (1), (2) and (3) above occurred, or Participant cannot be located after reasonable efforts to do so, then payment retroactive to said sixtieth (60th) day after the close of the Plan Year in which the latest of the three events occurred may be made no later than sixty (60) days after the later of the earliest date on which the amount of such payment can be ascertained under the Plan or the earliest date on which the Participant is located.

      In any event, as required by Section 401(a)(9) of the Code, distribution of a Participant's benefit will be made not later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 or, for Participants who have attained age 70 1/2 before January 1, 1988, and have elected to defer distribution in accordance with procedures established by the Administrator, the calendar year in which the Participant retires.

      In the event that the Plan is determined to be a direct or indirect transferee of either a defined benefit plan or a defined contribution plan subject to the funding standards of Section 412 of the Code, the surviving spouse of a Participant who dies with an Account in the Plan shall have the option of electing a qualified pre-retirement survivor annuity in lieu of the standard form of distribution.

      6.7. Withdrawal/Distribution - Executive Officers -- No withdrawal by or distribution to an "executive officer," as that term is defined by the SEC, from an Account in the Raytheon Common Stock Fund will be effective until the expiration of six (6) months from the date the Administrator receives the request for the withdrawal or distribution.

                             ARTICLE VII - LOANS

      7.1. Availability of Loans -- Participants may borrow against all or a portion of the balance in the Participant's Employee Account and Rollover Contribution Account, and the Matching Contribution Account if the Participant has a Nonforfeitable right thereto pursuant to Section 5.2, subject to the limitations set forth in this Article. The Vice President, Human Resources, is authorized to administer this loan program.

      7.2. Minimum Amount of Loan -- No loan of less than $500 will be permitted.

      7.3. Maximum Amount of Loan -- No loan in excess of fifty percent (50%) of the aggregate value of a Participant's Employee Account and Rollover Contribution Account and the Nonforfeitable portion of Participant's Matching Contribution Account balances will be permitted. In addition, limits imposed by the Internal Revenue Code and any other requirements of applicable statute or regulation will be applied. Under the current requirements of the Internal Revenue Code, if the aggregate value of a Participant's Employee Account, Rollover Contribution Account and Nonforfeitable portion of the Matching Contribution Account exceeds $20,000, the loan cannot exceed the lesser of one-half (1/2) the Nonforfeitable aggregate value or $50,000 reduced by the excess of (a) the highest outstanding balance of loans from the Plan during the one-year period ending on the day before the date on which such loan was made over (b) the outstanding balance of loans from the Plan on the date on which such loan was made.

      7.4. Effective Date of Loans -- Loans will be effective as specified in the Administrator's rules then in effect.

      7.5. Repayment Schedule - The Participant may select a repayment schedule of 1, 2, 3, 4 or 5 years. If the loan is used to acquire any dwelling which, within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the Participant, the repayment period may be extended up to l5 years at the election of the Participant. All repayments will be made through payroll deductions in accordance with the loan agreement executed at the time the loan is made, except that, in the event of the sale of all or a portion of the business of the Employer or one of the Companies, or other unusual circumstances, the Administrator, through uniform and equitable rules, may establish for other means of repayment. The loan agreement will permit repayment of the entire outstanding balance in one lump sum. The minimum repayment amount per pay period is $10 for Participants paid weekly and $50 for Participants paid monthly. The repayment schedule shall provide for substantially level amortization of the loan. Repayments for Participants in a Period of Service but on an Authorized Leave of Absence or Layoff shall be made in accordance with procedures established by the Administrator.

      7.6 Limit on Number of Loans -- No more than two loans may be outstanding at any time.

      7.7. Interest Rate -- The interest rate for a loan pursuant to this Article will be equal to the prime rate published in The Wall Street Journal on the first business day in June and December of each year. The rate published on the first business day in June will apply to loans which are effective on the last day of the months June through November; the rate published on the first business day of December will apply to loans which are effective on the last day of the months of December through May.

      7.8.  Effect Upon Participants Employee Account -- Upon the granting of
a loan to a Participant by the Administrator, the allocations in the
Participant's Account to the respective investment funds will be reduced on a pro rata basis and replaced by the loan balance which will be designated as an asset in the Account.  Such reduction shall be effected by reducing the
Participant's Accounts in the following sequence, with no reduction of the succeeding Accounts until prior Accounts have been exhausted by the loan:
Matching Contribution Account; Employee Account; and Rollover Contribution
Account.  Upon repayment of the principal and interest, the loan balance will be reduced, the Participant Accounts will be increased in the reverse order in which they were exhausted by the loan, and the loan payments will be allocated to the respective investment funds in accordance with the investment election then in effect.

      7.9. Effect of Severance From Service and Non-Payment -- In the event that a loan remains outstanding upon the Retirement, death or Severance from Service of a Participant, the amount of any unpaid principal will be deducted from the distribution made to the Participant. If, as a result of Layoff or Authorized Leave of Absence, a Participant, although still in a Period of Service, is not being compensated through the Employer's payroll system, loan payments will be suspended until the earliest of the first pay date after Participant returns to active employment, the Participant's Severance from Service Date, or the expiration of twelve (12) months from the date of the suspension, at which time the outstanding principal of any unpaid loan will be deducted from the distribution made to the Participant. In such event, the unpaid principal and interest will be deducted from the Participant's Account and any remaining balance will be paid to the Participant if the Participant incurs a Severance from Service or requests in writing payment of such balance.

      7.10. Loans - Executive Officers -- No loan to an executive officer from an Account in the Raytheon Common Stock Fund will be effective until the expiration of six (6) months from the date on which the application for the loan is received by the Administrator.

            ARTICLE VIII - LIMITATIONS OF SECTION 415 OF THE CODE

      8.1. Maximum Permissible Amount of a Participant's Annual Addition -- Notwithstanding any other provision of this Plan, the Maximum Permissible
Amount of a Participant's Annual Addition under this Plan means the lesser of $30,000 (or beginning January 1, 1986, such larger amount determined by the Commissioner of the Internal Revenue Service) or twenty-five percent (25%) of the Participant's compensation for the Limitation Year. For purposes of this
Article VIII, compensation is defined as the Participant's wages, salaries, fees for professional services, and other amounts received for personal services actually rendered in the course of employment with the Employer (including but not limited to sales commissions, compensation for services on the basis of a percentage of profits, tips, and bonuses), excluding all items listed in subparagraph (2) of Paragraph (d) of 26 CFR 1.415-2. If a short Limitation Year is created because of an amendment changing the Limitation
Year to a different 12-consecutive-month period, the Maximum Permissible
Amount for the short Limitation Year will be the lesser of (1) $30,000 (or such larger amount determined by the Commissioner of Internal Revenue or by statute) multiplied by the following fraction:

                            number of months in the
                             short Limitation Year
                                      12

or (2) twenty-five percent (25%) of the Participant's compensation for the short Limitation Year.

      8.2. Coordination of Annual Additions -- Notwithstanding any other provision of this Plan, if any Annual Additions are allocated under other qualified defined contribution plans maintained by the Employer with respect to a Participant of this Plan, and the Participant's Elective Deferral or Matching Contribution that would otherwise be contributed or allocated to the Participant's Account under this Plan would cause the Annual Additions for the Limitation Year to exceed the Maximum Permissible Amount specified in Section 8.1, the amount contributed or allocated will be reduced so that the Annual Additions under all such plans for the Limitation Year will equal said Maximum Permissible Amount. If the Annual Additions with respect to the Participant under such other qualified defined contribution plans in the aggregate are equal to or greater than the Maximum Permissible Amount, as specified in
Section 8.1, any amount contributed or allocated to the Participant's account for the Limitation Year will be treated as an Excess Amount.

      8.3. Coordination with Limitation on Benefit from All Plans -- Notwithstanding the foregoing, the otherwise permissible Annual Addition under this Plan for any Participant may be further reduced to the extent necessary, as determined by the Administrator, to prevent disqualification of the Plan under Section 415 of the Internal Revenue Code, which imposes the following additional limitations on the benefits payable to Participants who also may be participating in another tax qualified pension, profit sharing, savings, or stock bonus plan of the Employer: If an individual is a Participant at any time in both a defined benefit plan and a defined contribution plan maintained by the Employer, the sum of the defined benefit plan fraction and the defined contribution plan fraction for any Limitation Year may not exceed 1.0. The defined benefit plan fraction for any Limitation Year is a fraction, the numerator of which is the Participant's projected annual benefit under the Plan (determined at the close of the Limitation Year) and the denominator of which is the lesser of:

            (a) 1.25 (1.0 during any Plan Year in which the Plan has been determined under Section 9.3 of Article IX to be top heavy) times the dollar limitation in effect for that Limitation Year, or

            (b)   1.4 times the compensation limitation for that Limitation
Year.

The defined contribution plan fraction for any Limitation Year is a fraction, the numerator of which is the sum of the Annual Additions to the Participant's
accounts in such Limitation Year and all prior Limitation Years and the denominator of which as of the end of a Limitation Year is the sum of the defined contribution increments for that year and all prior Limitation Years.

For each Limitation Year, the defined contribution increment is the lesser of
1.25 (1.0 during any Plan Year in which the Plan has been determined under Section 9.3 of Article IX to be top heavy) times the dollar limitation for that year, or 1.4 times the compensation limitation for that year. For purposes of this limitation, all defined benefit plans of the Employer whether or not terminated, are to be treated as one defined benefit plan and all defined contribution plans of the Employer, whether or not terminated, are to be treated as one defined contribution plan.

              ARTICLE IX - LIMITATIONS OF SECTION 416 OF THE CODE

      9.1. General Rule -- In the event that the Plan becomes top heavy with respect to a Plan Year commencing on or after January 1, 1984, the provisions of this Article shall apply and shall supersede any conflicting provisions in the Plan.

      9.2.  Definitions --

            (a) Key Employee: Any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the determination period was an officer of the Employer, an owner (or considered an owner under Section 415(c)(1)(A) of the Code) of one of the ten largest interests in the Employer if such individual's compensation exceeds 150 percent of the dollar limitation under Section 415(c)(1)(A) of the Code, a five percent (5%) owner of the Employer, or a one percent (1%) owner of the Employer who has an annual compensation of more than $150,000. The determination period of the Plan is the Plan Year containing the determination date and the four (4) preceding Plan Years. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the regulations thereunder.

            (b)   Non-Key Employee:  Any Employee who is not a Key Employee.

            (c)   Top-Heavy Ratio:

                  (i) If the Employer maintains one or more defined benefit plans and the Employer has never maintained any defined contribution plans (including any simplified employee pension plan) which has covered or could cover a Participant in this Plan, the Top-Heavy Ratio is a fraction, the numerator of which is the sum of the present value of accrued benefits of all Key Employees as of the determination date (including any part of any accrued benefit distributed in the five-year period ending on the determination date), and the denominator of which is the sum of all accrued benefits (including any part of any accrued benefit distributed in the five-year period ending on the determination date) of all Participants as of the determination date.

                  (ii) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans which have covered or could cover a Participant in this Plan, the Top-Heavy Ratio is a fraction, the numerator of which is the sum of account balances under the defined contribution plans for all Key Employees and the present value of accrued benefits under the defined benefit plans for all Key Employees, and the denominator of which is the sum of the account balances under the defined contribution plans for all Participants and the present value of accrued benefits under the defined benefit plans for all Participants. Both the numerator and denominator of the Top-Heavy Ratio are adjusted for any distribution of an account balance or an accrued benefit made in the five-year period ending on the determination date and any contribution due but unpaid as of the determination date.

                  (iii) For purposes of (i) and (ii) above, the value of account balances and the present value of accrued benefits will be determined as of the most recent valuation date that falls within or ends with the 12-month period ending on the determination date. The account balances and accrued benefits of a Participant who is not a Key Employee but who was a Key Employee in a prior year will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder. Deductible Employee contributions will not be taken into account for purposes of computing the TopHeavy Ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the determination dates that fall within the same calendar year.

            (d) Permissive aggregation group: The required aggregation group of plans plus any other plan or plans of the Employer which, when considered as a group with the required aggregation group would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.

            (e) Required aggregation group: (i) Each qualified plan of the Employer in which at least one Key Employee participates, and (ii) any other qualified plan of the Employer which enables a plan described in (i) to meet the requirements of Sections 401(a)(4) and 410 of the Code.

            (f) Determination date: For any Plan Year subsequent to the first Plan Year, the last day of the preceding Plan Year. For the first Plan Year of the Plan, the last day of that year.

            (g)   Valuation date:  The last day of each Plan Year.

            (h) Present Value: Present Value shall be based only on the interest rate used by the Administrator to determine compliance with the funding requirements under the Retirement Act and the mortality rates specified on an appropriate current unisex table.

      9.3. Determination as to Whether the Plan is Top Heavy --The Administrator shall determine whether the Plan is top heavy within the meaning of Section 416. The Plan shall be top heavy for any Plan Year beginning after December 31, 1983, if, as of the last day of the preceding Plan Year (the "determination date"), any of the following conditions exist:

            (a) If the Top-Heavy Ratio for this Plan exceeds sixty percent (60%) and this Plan is not part of any required aggregation group or permissive aggregation group of plans;

            (b) If this Plan is a part of a required aggregation group of plans (but which is not part of a permissive aggregation group) and the Top-Heavy Ratio for the group of plans exceeds sixty percent (60%); or

            (c) If this Plan is a part of a required aggregation group of plans and part of a permissive aggregation group and the Top-Heavy Ratio for the permissive aggregation group exceeds sixty percent (60%).

      In determining whether the Plan is top heavy for Plan Years commencing after December 31, 1984, the Account balance of a Participant who has not performed an Hour of Service for the Employer at any time during the five-consecutive-year period ending on the determination date shall be excluded from the calculation of the Top Heavy Ratio.

      9.4. Minimum Contribution -- For each Plan Year with respect to which the Plan is top heavy, the minimum amount allocated under the Plan for the benefit of each Participant who is a Non-Key Employee and who is otherwise eligible for such an allocation shall be the lesser of:

            (a) three percent (3%) of the Non-Key Participant's compensation (within the meaning of Section 415 of the Code) for the Plan Year, or

            (b) the Non-Key Participant's compensation (as defined in Section 415 of the Code) times a percentage equal to the largest percentage of such compensation (not exceeding $200,000) allocated to any Key Employee for the Plan Year under this Plan and all other defined contribution plans in the same required aggregation group. This clause (b) shall not apply to any plan required to be included in an aggregation group if such plan enables a defined benefit plan required to be included in such group to meet the requirements of
Section 401(a)(4) or Section 410 of the Code.

This paragraph shall not apply to a Participant covered under a qualified defined benefit plan maintained by the Employer if the Participant's vested benefit thereunder satisfies the requirements of Section 416(c) of the Code. Notwithstanding any other language herein, a Non-Key Eligible Employee may not fail to receive a defined contribution minimum allocation because either (1) said Eligible Employee was excluded from participation (or accrues no benefit) merely because the Employee's compensation is less than the stated amount, or
(2) the Employee is excluded from participation (or accrues no benefit) merely because of a failure to make Elective Deferrals.

      9.5. Limitation on Pension Benefit -- For any Plan Year in which the Plan is top-heavy, only the first $200,000 (or such larger amount as may be prescribed by the Secretary of Treasury or his delegate) of each Participant's annual compensation will be taken into account for purposes of determining benefits under the Plan.

      9.6.  Accelerated Vesting --

            (a) For each Plan Year during which the Plan is top heavy, a vesting schedule which complies with the requirements of Section 416(b)(1)(a) of the Code will be placed in effect. Each Participant in a Period of Service during a Plan Year in which the Plan is top-heavy will be entitled to a Nonforfeitable right to one hundred percent (100%) of the pension benefit accrued from Employer contributions provided said Participant has completed a Period of Service with the Employer of at least three (3) years.

            (b) In the event that an accelerated vesting schedule must be placed in effect in accordance with subparagraph (a) of this Section 9.6 and the Plan is later determined not to be top heavy, no vesting schedule change shall be made which shall have the effect of providing a benefit to a Participant less than the accrued cumulative benefit to which the Participant was otherwise entitled as of the date of said vesting schedule change pursuant to said subparagraph (a).

                          ARTICLE X - THE TRUST FUND

      10.1. Trust Agreement -- During the period in which this Plan remains in existence, the Employer or any successor thereto shall maintain in effect a Trust Agreement with a corporate trustee as Trustee, to hold, invest, and distribute the Trust Fund in accordance with the terms of such Trust Agreement.

      10.2. Investment of Accounts -- The Trustee shall invest and reinvest the Participant's accounts in investment options as defined in Section 4.1 as directed by the Administrator or its delegate in writing. The Administrator shall issue such directions in accordance with the investment options selected by the Participants which shall remain in force until altered in writing in accordance with Sections 4.2 and 4.3.

      10.3. Expenses -- Expenses of the Plan and Trust shall be paid from the Trust.

                    ARTICLE XI - ADMINISTRATION OF THE PLAN

      11.1. General Administration -- The general administration of the Plan shall be the responsibility of Raytheon Company (or any successor thereto) which shall be the Administrator and Named Fiduciary for purposes of the Retirement Act. The Company shall have the authority, in its sole discretion, to construe the terms of the Plan and to make determinations as to eligibility for benefits and as to other issues within the "Responsibilities of the Administrator" described in Article XI, Section 11.2. All such determinations of the Company shall be conclusive and binding on all persons.

      11.2. Responsibilities of the Administrator -- The Administrator shall assign responsibility for performance of all necessary administrative duties, including the following:

            (a) Determination of all questions which may arise under the Plan with respect to eligibility for participation and administration of accounts, including without limitation questions with respect to membership, vesting, loans, withdrawals, accounting, status of accounts, stock ownership and voting rights, and any other issue requiring interpretation or application of the Plan.

            (b) Reference of appropriate issues to the Offices of the Senior Vice President - Controller, the Senior Vice President Treasurer, the Director of Tax Affairs, the Vice President General Counsel, and the Vice President - Human Resources, respectively, for advice and counsel.

            (c) Establishment of procedures required by the Plan, such as notification to Employees as to joining the Plan, selecting and changing investment options, suspending deferrals, exercising voting rights in stock, withdrawing and borrowing account balances, designation of beneficiaries, election of method of distribution, and any other matters requiring a uniform procedure.

            (d) Submission of necessary amendments to supplement omissions from the Plan or reconcile any inconsistency therein.

            (e) Filing appropriate reports with the Government as required by law.

            (f) Appointment of a Trustee or Trustees and investment managers.

            (g) Review at appropriate intervals of the performance of the Trustee and such investment managers as may have been designated.

            (h) Appointment of such additional Fiduciaries as deemed necessary for the effective administration of the Plan, such appointments to be by written instrument.

      11.3. Liability for Acts of Other Fiduciaries -- Each Fiduciary shall be responsible only for the duties allocated or delegated to said Fiduciary, and
other Fiduciaries shall not be liable for any breach of fiduciary responsibility with respect to any act or omission of any other Fiduciary unless:

            (a) The Fiduciary knowingly participates in or knowingly attempts to conceal the act or omission of such other Fiduciary and knows that such act or omission constitutes a breach of fiduciary responsibility by the other Fiduciary;

            (b) The Fiduciary has knowledge of a breach of fiduciary responsibility by the other Fiduciary and has not made reasonable efforts under the circumstances to remedy the breach; or

            (c) The Fiduciary's own breach of his specific fiduciary responsibilities has enabled another Fiduciary to commit a breach. No Fiduciary shall be liable for any acts or omissions which occur prior to his assumption of Fiduciary status or after his termination from such status.

      11.4. Employment by Fiduciaries -- Any Fiduciary hereunder may employ, with the written approval of the Administrator, one or more persons to render service with regard to any responsibility which has been assigned to such Fiduciary under the terms of the Plan including legal, tax, or investment counsel and may delegate to one or more persons any administrative duties (clerical or otherwise) hereunder.

      11.5. Recordkeeping -- The Administrator shall keep or cause to be kept any necessary data required for determining the account status of each Participant. In compiling such information, the Administrator may rely upon its employment records, including representations made by the Participant in the employment application and subsequent documents submitted by the Participant to the Employer. The Trustee shall be entitled to rely upon such information when furnished by the Administrator or its delegate. Each Employee shall be required to furnish the Administrator upon request and in such form as prescribed by the Administrator, such personal information, affidavits and authorizations to obtain information as the Administrator may deem appropriate for the proper administration of the Plan, including but not limited to proof of the Employee's date of birth and the date of birth of any person designated by a Participant as a Beneficiary.

      11.6. Claims Review Procedure -- The Administrator shall make all determinations as to the right of any person to Accounts under the Plan. Any such determination by the Administrator shall be made pursuant to the following procedure:

      Step 1. Claims with respect to an Account should be filed by a claimant as soon as practicable after claimant knows or should know that a dispute has arisen with respect to an Account, but at least thirty (30) days prior to the claimant's actual retirement date or, if applicable, within sixty (60) days after the death, Disability or Severance from Service of the Participant whose account is at issue, by mailing a copy of the claim to the Benefits and Services Department, Raytheon Company, 141 Spring Street, Lexington, Massachusetts 02173.

      Step 2.     In the event that a claim with respect to an Account is
wholly or partially denied by the Administrator, the Administrator shall, within ninety (90) days following receipt of the claim, so advise the claimant in writing setting forth: the specific reason or reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such material or information is necessary; and an explanation of the Plan's claim review procedure.

      Step 3.     Within sixty (60) days following receipt of the denial of a claim with respect to an Account, a claimant desiring to have the denial appealed shall file a request for review with the Administrator by mailing a copy thereof to the address shown in Step 1.

      Step 4.     Within thirty (30) days following receipt of a request for review, the Administrator shall provide the claimant a further opportunity to present his or her position. At the Administrator's discretion, such presentation may be through an oral or written presentation. Prior to such presentation, the claimant shall be permitted the opportunity to review pertinent documents and to submit issues and comments in writing. Within a reasonable time following presentation of the claimant's position, which usually should not exceed thirty (30) days, the Administrator shall inform the claimant in writing of the decision on review setting forth the reasons for such decision and citing pertinent provisions in the Plan.

      11.7. Indemnification of Directors and Employees -- The Companies shall indemnify by insurance or otherwise any Fiduciary who is a director, officer or employee of the Employer, his heirs and legal representatives, against all liability and reasonable expense, including counsel fees, amounts paid in settlement and amounts of judgments, fines or penalties, incurred or imposed upon him in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of acts or omissions in his capacity as a Fiduciary hereunder, provided that such act or omission is not the result of gross negligence or willful misconduct. The Companies may indemnify other Fiduciaries, their heirs and legal representatives, under the circumstances, and subject to the limitations set forth in the preceding sentence, if such indemnification is determined by the Board of Directors to be in the best interests of the Companies.

      11.8. Immunity from Liability -- Except to the extent that Section 410(a) of the Retirement Act prohibits the granting of immunity to Fiduciaries from liability for any responsibility, obligation, or duty imposed under Title I, Subtitle B, Part 4 of said Act, an officer, employee, member of the Board of Directors of the Employer or other person assigned responsibility under this Plan shall be immune from any liability for any action or failure to act except such action or failure to act which results from said officer's, Employee's, Participant's or other person's own gross negligence or willful misconduct.

              ARTICLE XII - AMENDMENT OR TERMINATION OF THE PLAN

      12.1. Right to Amend or Terminate Plan -- The Company reserves the right
at any time or times, by action of its Board of Directors, to terminate the contributions of itself or any of the Companies to the Plan or to modify, amend or terminate the Plan in whole or in part as to its Employees, in which event a certified copy of the resolution of the Board of Directors, authorizing such modification, amendment or termination shall be delivered to the Trustee and to the other Companies whose Employees are covered by this
Plan, provided, however, that the Plan shall not be amended in such manner as would cause or permit any part of the corpus of the Trust to be diverted to purposes other than for the exclusive benefit of the Employees or as would cause or permit any part of such corpus to revert to any of the Companies prior to the satisfaction of all liabilities under the Plan, and provided further that the duties or liabilities of the Trustee shall not be increased without its written consent, and provided further that any such modification or amendment of the Plan shall be subject to approval by the Board of
Directors of the Company.

      12.2. Change in Vesting Schedule -- No amendment to the vesting schedule shall deprive a Participant of his or her Nonforfeitable rights to benefits accrued to the date of the amendment.

      12.3. Maintenance of Plan -- The Company has established the Plan with the bona fide intention and expectation that it will be able to make its contributions indefinitely, but the Company is not and shall not be under any obligation or liability whatsoever to continue its contributions or to maintain the Plan for any given length of time.

      12.4. Termination of Plan and Trust -- The Plan and Trust hereby created shall terminate upon the occurrence of any of the following events:

            (a) Delivery to the Trustee of a notice of termination executed by the Company specifying the date as of which the Plan and Trust shall terminate;

            (b) Adjudication of the Company as bankrupt or general assignment by the Company to or for the benefit of creditors or dissolution of the Company;

      In the event of the complete termination of this Plan or the complete discontinuance of Matching Contributions under it (but a rescission under Section 13.2 for failure to qualify initially is not such a termination or complete discontinuance), the rights of each Participant to the amounts then credited to his or her Account shall be Nonforfeitable. In the event of the partial termination of this Plan, the rights of each Employee (as to whom the Plan is considered terminated) to the amounts then credited to his or her Account, shall be Nonforfeitable. Whether or not there is a complete or partial termination of this Plan shall be determined under the regulations promulgated pursuant to the Internal Revenue Code. To the extent this paragraph is inconsistent with any provisions contained elsewhere in this Plan or in the Trust which forms a part of this Plan, this paragraph shall govern.
Upon such termination of the Plan and Trust, after payment of all expenses and proportional adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations to the date of termination, each Participant or former Participant shall be entitled to receive any amounts then credited to his or her Account in the Trust Fund. The Trustee may make payments in cash or, to the extent permitted by Section 6.6, in stock.

                     ARTICLE XIII - ADDITIONAL PROVISIONS

      13.1. Effect of Merger, Consolidation or Transfer -- In the event of any merger or consolidation with or transfer of assets or liabilities to any other plan or to this Plan, each Participant of the Plan shall be entitled to a benefit immediately after the merger, consolidation or transfer, which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had been terminated).

      13.2. Necessity of Initial Qualification -- This Plan is established with the intent that it shall qualify under Sections 401(a) and 401(k) of the Code as that section exists at the time the Plan is established. If the Internal Revenue Service determines that the Plan initially fails to meet those requirements, then within thirty (30) days after the date of such determination all of the vested assets of the Trust Fund held for the benefit of Participants and their beneficiaries shall be distributed equitably among the contributors to the Plan in proportion to their contributions, and the Plan shall be considered to be rescinded and of no force or effect, unless such inadequacy is removed by a retroactive amendment pursuant to the Code. Any nonvested Matching Contributions and earnings attributable thereto shall be returned to the Companies.

      13.3. Limitation of Assignment -- No account under the Plan shall be subject in any manner to attachment, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, or the vesting of rights in any person by operation of law or otherwise except as provided under this Plan, including but not limited to the Trustee or Receiver in Bankruptcy, and any attempt so to anticipate, alienate, sell, transfer, assign, encumber or charge the same shall be void, nor shall any such benefit be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such benefit. If any Participant is adjudicated bankrupt, or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under the Plan, then such benefit shall, in the discretion of the Administrator, cease and terminate and in that event the Trustee shall hold or apply the same or any part thereof to or for the benefit of such Participant in such manner as the Administrator may direct. Effective January 1, 1985, this Section shall not apply to qualified domestic relations orders as defined in the Retirement Equity Act of 1984.

      13.4. Limitation of Rights of Employees -- This Plan is strictly a voluntary undertaking on the part of the Companies and shall not be deemed to constitute a contract between any of the Companies and any Employee, or to be a consideration for, or an inducement to, or a condition of the employment of any Employee. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the service of any of the Companies or shall interfere with the right of any of the Companies to discharge or otherwise terminate the employment of any Employee of the Company at any time.
No Employee shall be entitled to any right or claim hereunder except to the extent such right is specifically fixed under the terms of the Plan.

      13.5. Construction -- The Plan shall be construed, regulated, and administered under the laws of the Commonwealth of Massachusetts, except to the extent that the Retirement Act otherwise requires. In the event that any provision of this Plan is inconsistent with any provision in the Retirement Act, the provision in the Retirement Act shall be deemed to be controlling.

                           ARTICLE XIV - DEFINITIONS

      The following terms have the meaning specified below unless the context indicates otherwise:

      14.1. "Account" means the entire interest of a Participant in the Trust Fund. A Participant's Account shall consist of an Employee Account and a Matching Contribution Account.

      14.2. "Administrator" means Raytheon Company.

      14.3. "Annual Addition" means a Participant's Matching Contribution and the Participant's Elective Deferral during a Limitation Year.

      14.4. "Authorized Leave of Absence" means an absence approved by the Companies on a uniform and nondiscriminatory basis not exceeding one (1) year for any of the following reasons: illness of Employee or relative, death of relative, education of Employee, or personal or family business of an extraordinary nature, provided in each case that the Employee returns to the service of the Companies within the time period specified by the Companies.

      14.5. "Authorized Military Leave of Absence" means any absence due to service in the Armed Forces of the United States, upon completion of which the Employee is entitled under any applicable Federal law to reemployment at the termination of such military service, provided that he returns to the service of the Companies within the period provided for by such applicable Federal law or such further period as may be established by the Administrator. As used in this paragraph, the term "Armed Forces of the United States" excludes the Merchant Marine.

      14.6. "Beneficiary" means a Participant's Surviving Spouse. If there is no Surviving Spouse, or if the Surviving Spouse has given written consent to the designation of another person or persons as Beneficiary, then Beneficiary shall means said person or persons designated by the Participant to be paid the lump sum value of the Participant's Account in the event of the Participant's death.

      14.7. "Board of Directors" means the Board of Directors of Raytheon
Company.

      14.8 "Business Day" means a day on which Fidelity is open for general business.

      14.9. "Company" means Raytheon Company but shall not include a Division,

Operation or similar cohesive group of Raytheon Company excluded by the Board of Directors of Raytheon Company.

      14.10. "Companies" means the Company and any Subsidiary of the Company which elects through an authorized officer to participate in the Plan on account of its Employees, provided that participation in the Plan by such a Subsidiary is approved by the Board of Directors of the Company, or an officer to whom authority to approve participation by a subsidiary is delegated by the Board of Directors, but shall not include any Division, Operation or similar cohesive group of a participating Subsidiary excluded by the Board of Directors of the Subsidiary and the Board of Directors of the Company.

      14.11. "Designated Hourly Payroll" means an hourly payroll or portion thereof, processed in the United States, of one of the Companies which is designated in writing by the Administrator in accordance with nondiscriminatory and uniform rules as a payroll the Employees on which are eligible to participate in this Plan.

      14.12. "Disability" means that the Participant is totally and permanently disabled by bodily injury or disease so as to be prevented from engaging in any occupation for compensation or profit. The determination of disability shall be made by the Administrator with the aid of competent medical advice. It shall be based on such evidence as the Administrator deems necessary to establish disability or the continuation thereof.

      14.13. "Early Retirement Date" means the first day of the month subsequent to the earliest date on which the Participant has both attained age 55 and completed a Period of Service of ten (10) years.

      14.14. "Elective Deferral" means a voluntary reduction of Participant's compensation in accordance with Section 2.3 hereof.

      14.15. "Eligible Compensation" means the base pay, supervisory differentials, shift premiums and, effective January 1, 1985, sales commissions, excluding all other earnings from any source.

      14.16. "Eligible Employee" means any Employee on a U.S. based Salaried or Designated Hourly Payroll of one of the Companies, excluding Employees in cooperative studies and intern programs and a person who is an Employee solely by reason of being a leased Employee within the meaning of
Section 414(n) of the Internal Revenue Code.

      14.17. "Employee" means any person performing compensated services for the Employer who meets the definition of "Employee" for income tax withholding purposes under Treas. Regs. 31.3401(c)-1 and any person who is a leased Employee providing services to the Employer as recipient pursuant to an agreement between the Employer and a leasing organization in accordance with
Section 414(n)(2) of the Internal Revenue Code; provided, however, that a leased Employee shall not be an Employee hereunder if covered by a plan, as described in Section 414(n)(5) of the Code, of the leasing organization.

      14.18."Employee Account" means that portion of Participant's Account which is attributable to Elective Deferrals, adjustments for withdrawals and distributions, and the earnings and losses attributable thereto.

      14.19. "Employer" means Raytheon Company and, where the context requires, any subsidiary of Raytheon Company while such subsidiary is, or was, a member of a "controlled group of corporations" within the meaning of Section 414(b) of the Internal Revenue Code.

      14.20. "Employment Commencement Date" is the date on which the Employee first performs an Hour of Service with the Employer.

      14.21. "Enrollment Agreement" means a salary reduction agreement pursuant to which an Eligible Employee voluntarily joins the Plan and authorizes deferral of a portion of the Participant's Eligible Compensation.

      14.22. "Fidelity" means Fidelity Investments, the recordkeeper for the Plan.

      14.23. "Fiduciary" means a named fiduciary and any other person or group of persons who assumes a fiduciary responsibility within the meaning of the Retirement Act under this Plan whether by expressed delegation or otherwise but only with respect to the specific responsibilities of each for the administration of the Plan and Trust Fund.

      14.24. "Higher Paid Participant" means a Participant who either received gross earnings (including any Employee Deferrals) in the preceding Plan Year in excess of $55,000, or whose base salary is $4,200 per month or more.

      14.25. (a) "Hour of Service" means an hour with respect to which any Employee is paid, or entitled to payment, for the performance of duties for the Employer during the applicable computation period.

            (b) "Hour of Service" shall include an hour for which the Employee is entitled to credit under subparagraph (a) hereof as a result of employment:

                  (i) with a predecessor company substantially all of the assets of which have been acquired by the Employer, provided that where only a portion of the operations of a company have been acquired, only service with said acquired portion prior to the acquisition will be included and that the Employee was employed by said predecessor company at the time of acquisition; or

                  (ii) with a Division, Operation or similar cohesive group of the Employer excluded from participation in the Plan.

            (c) To the extent applicable, the rules set forth in 29 CFR 2530.200b-2(b) and (c) for computing an "Hour of Service" are incorporated herein by reference.

      14.26. "Layoff" means an involuntary interruption of service due to reduction of work force with or without the possibility of recall to employment when conditions warrant.

      14.27. "Limitation Year" means the calendar year or any other 12-consecutive-month period adopted for all qualified deferred compensation plans of the Company pursuant to a written resolution adopted by the Company.

      14.28. "Matching Contribution" means contribution made to the Trust in accordance with Section 3.7 hereof.

      14.29. "Matching Contribution Account" means that portion of Participant's Account which is attributable to Matching Contributions by the Companies, adjustments for withdrawals and distributions, and the earnings and losses attributable thereto.

      14.30. "Net Annual Profits" means the current earnings of the Companies for the Plan Year determined in accordance with generally accepted accounting principles before federal and local income taxes and before contributions to this Plan or any other qualified plan.

      14.31. "Net Profits" means the accumulated earnings of the Companies at the end of the Plan Year determined in accordance with generally accepted accounting principles. For the purposes hereof "accumulated earnings at the end of the Plan Year" shall include Net Annual Profits for such Plan Year calculated before any deduction is taken for depreciation, if any.

      14.32. "Nonforfeitable" means an unconditional right to an Account balance or portion thereof determined as of the applicable date of determination under this Plan.

      14.33.      "Normal Retirement Age" means the Participant's sixty-fifth
(65th) birthday.

      14.34. "Participant" means an individual who is enrolled in the Plan pursuant to Article III and has not withdrawn the entire amount of his or her Account.

      14.35. "Pay Period" means a scheduled period for payment of wages or salaries.

      14.36. "Period of Participation" means that portion of a Period of Service during which the Eligible Employee was a Participant, and had an Employee Account in the Plan.

      14.37. "Period of Service" means the period of time beginning on the Employee's Employment Commencement Date or Reemployment Commencement Date, whichever is applicable, and ending on the Employee's Severance from Service Date.

      14.38. "Period of Severance" means the period of time beginning on the Employee's Severance from Service Date and ending on the Employee's Reemployment Commencement Date.

      14.39. "Plan" means the Raytheon Savings and Investment Plan as amended from time to time.

      14.40. "Plan Year" means a calendar year, or a portion thereof occurring prior to the termination of the Plan.

      14.41. "Reemployment Commencement Date" means the first date on which the Employee performs an Hour of Service following a Period of Severance which is excluded under Section 5.3 in determining whether a Participant has a Nonforfeitable right to his or her Matching Contribution Account.

      14.42. "Retirement" means a Severance from Service when the Participant has either attained age 55 and completed a Period of Service of at least ten (10) years or has attained Normal Retirement Age.

      14.43. "Retirement Act" means the Employee Retirement Income Security Act of 1974, including any amendments thereto.

      14.44. "Rollover Contribution Account" means that portion of a Participant's Account which is attributable to rollover contributions received pursuant to Section 3.9, adjustments for withdrawals and distributions, and the earnings and losses attributable thereto.

      14.45. "Salaried Payrolls" means the nonexempt salaried and the exempt salaried payrolls which are processed in the United States.

      14.46. "Severance from Service" means the termination of employment by reason of quit, Retirement, discharge, death or failure to return from Layoff, Authorized Leave of Absence, Authorized Military Leave of Absence or Disability.

      14.47.      "Severance from Service Date" means the earlier of:

            (a) the date on which an Employee quits, retires, is discharged, or dies; or

            (b) except as provided in paragraphs (c) and (d) hereof, the first anniversary of the first date of a period during which an Employee is absent for any reason other than quit, retirement, discharge or death, provided that, on an equitable and uniform basis, the Administrator may determine that, in the case of a Layoff as the result of a permanent plant closing, the Administrator may designate the date of Layoff or other appropriate date prior to the first anniversary of the first date of absence as the Severance From Service Date; or

            (c) in the case of an Authorized Military Leave of Absence from which the Employee does not return prior to expiration of recall rights, "Severance from Service Date" means the first day of absence because of the leave; or

            (d) in the case of an absence due to Disability, "Severance from Service Date" means the earlier of the first anniversary of the first day of absence because of the Disability or the date of termination of the Disability; or

            (e) in the case of an Employee who is discharged or quits (i) by reason of the pregnancy of the Employee, (ii) by reason of the birth of a child to the Employee, (iii) by reason of the placement of a child with the Employee in connection with the adoption of such child by the Employee or (iv) for purposes of caring for such child for a period beginning immediately following such birth or placement, "Severance from Service Date," for the sole purpose of determining the length of a Period of Service, shall mean the first anniversary of the quit or discharge.

      14.48. "Subsidiary" means any corporation designated by the Board of Directors as a Subsidiary, provided that for the purposes of the Plan no corporation shall be considered a Subsidiary during any period when less than fifty percent (50%) of its outstanding voting stock is beneficially owned by the Company.

      14.49. "Surviving Spouse" means a lawful spouse surviving the Participant as of the date of Participant's death.

      14.50. "Trust Agreement" means the agreement between the Company and the Trustee, and any successor agreement made and entered into for the establishment of a trust fund of all contributions which may be made to the Trustee under the Plan.

      14.51. "Trustee" means the Trustee and any successor trustees under the Trust Agreement.

      14.52. "Trust Fund" means the cash, securities, and other property held by the Trustee for the purposes of the Plan.

      14.53. "Valuation Date" means the last business day of each calendar month.

      14.54. Words used in either the masculine or feminine gender shall be read and construed so as to apply to both genders where the context so warrants. Words used in the singular shall be read and construed in the plural where they so apply.